EXHIBIT 99.1

BRADSON CORPORATION

FINANCIAL STATEMENTS

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors

Bradson Corporation

Arlington, Virginia

We have audited the accompanying balance sheet of Bradson Corporation (the Company) as of December 31, 2005, and the related statements of income, stockholders’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bradson Corporation as of December 31, 2005, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Bethesda, Maryland

February 10, 2006, except for

Note 7, which is dated

October 1, 2006.

BRADSON CORPORATION

BALANCE SHEET

DECEMBER 31, 2005

(IN THOUSANDS, EXCEPT SHARE AMOUNTS)

ASSETS
Current Assets:
Cash and cash equivalents	$613
Trade receivables	4,020
Prepaid expenses and other current assets	11

Total current assets	4,644
Fixed assets, net	192
Other assets, net	35

Total assets	$4,871

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and other accrued liabilities	$268
Accrued payroll-related expenses	1,145
Accrued distributions	11

Total current liabilities	1,424

Commitments and contingencies
Stockholders’ Equity:
Common stock, no par value; 1,000 shares authorized, 778 issued and outstanding	219
Retained earnings	3,228

Total stockholders’ equity	3,447

Total liabilities and stockholders’ equity	$4,871

SEE NOTES TO FINANCIAL STATEMENTS.

BRADSON CORPORATION

STATEMENT OF INCOME

YEAR ENDED DECEMBER 31, 2005

(IN THOUSANDS)

Contract Revenue	$21,556

Cost of sales:
Direct labor	9,124
Fringe	2,884
Subcontractors	2
Other direct costs	160

Gross profit	9,386

General and administrative expense	1,469
Overhead expense	457
Other expense	206

Operating income	$7,254

Investment and interest income, including $8 of realized gains on investment	120

Net income	$7,374

SEE NOTES TO FINANCIAL STATEMENTS.

BRADSON CORPORATION

STATEMENT OF STOCKHOLDERS’ EQUITY

YEAR ENDED DECEMBER 31, 2005

(IN THOUSANDS)

	Common Stock	Unrealized Gain/ Loss on Available-For-Sale Investment	Retained Earnings	Total
Balance at December 31, 2004	$219	$11	$5,008	$5,238
Net income	—	—	7,374	7,374
Distributions ($12 per share)	—	—	(9,154)	(9,154)
Unrealized loss on available-for-sale investment	—	(3)	—	(3)
Reclassification of realized gain on available-for-sale investment	—	(8)	—	(8)

Balance at December 31, 2005	$219	$—	$3,228	$3,447

SEE NOTES TO FINANCIAL STATEMENTS.

BRADSON CORPORATION

STATEMENT OF CASH FLOWS

YEAR ENDED DECEMBER 31, 2005

(IN THOUSANDS)

Cash flows from operating activities:
Net income	$7,374
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	62
Realized gain on available-for-sale investment	(8)
(Increase) decrease in operating assets:
Trade receivables	(681)
Prepaid expenses and other current assets	12
Other assets, net	(8)
Increase (decrease) in operating liabilities:
Accounts payable and other accrued liabilities	70
Accrued payroll-related expenses	474

Cash provided by operating activities	7,295

Cash flows from investing activities:
Purchases of available-for-sale investment	(8)
Sale of available-for-sale investment	211
Purchases of fixed assets	(86)

Cash provided by investing activities	117

Cash flows from financing activities:
Distributions paid to stockholders	(9,142)

Cash used in financing activities	(9,142)

Decrease in cash and cash equivalents	(1,730)
Cash and cash equivalents at the beginning of the period	2,343

Cash and cash equivalents at the end of the period	$613

Supplemental disclosures of cash flow information:
Accrued distributions	$11

SEE NOTES TO FINANCIAL STATEMENTS.

BRADSON CORPORATION

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2005

(IN THOUSANDS)

NOTE 1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

Bradson Corporation (the Company), was incorporated in November 1982, under the laws of the State of Rhode Island. The Company provides Financial and Business Solutions (FABS) and other technical services to U.S. government and commercial organizations, primarily in the Washington, D.C. metropolitan area.

A summary of the significant accounting policies of the Company follows:

REVENUE RECOGNITION

Revenue from level of effort firm fixed-price contracts is recognized on the basis of the contract unit price for services provided during the period. Revenue from time and material contracts is recognized on the basis of man-hours and other direct costs provided.

Contract costs include direct labor, combined with an allocation of general and administrative, fringe, and overhead and other direct costs. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability may result in revisions to costs and revenue, and are recognized in the period in which the revisions are determined.

TRADE RECEIVABLES

Trade receivables are generated from prime contracting arrangements with U.S. Government agencies and subcontracting arrangements with prime contractors contracting with U.S. Government agencies. Billed amounts represent invoices that have been prepared and sent to the customer. Unbilled amounts represent costs incurred and anticipated profits in excess of billings.

Billed accounts receivable are considered past due if the invoice has been outstanding more than 30 days. The Company does not charge interest on accounts receivable, however, U.S. Government agencies pay interest on invoices outstanding more than 30 days. The Company records interest income from U.S. governmental agencies when received. Management believes that all accounts receivable are collectible and no allowance for uncollectible amounts has been provided.

CASH EQUIVALENTS

Cash equivalents include cash balances held in money-market accounts.

FIXED ASSETS AND DEPRECIATION

Property and equipment are stated at the original cost. Depreciation is computed using the straight-line method over the estimated useful life of the property.

VALUATION OF LONG-LIVED ASSETS

The Company accounts for the valuation of long-lived assets under the Statement of Financial Accounting Standard (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 requires that long-lived assets and certain identifiable intangible assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of the long-lived asset is measured by a comparison of the carrying amount of the asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets. Assets to be disposed of are reportable at the lower of the carrying amount or fair value, less cost to sell.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Bradson, using available market information and appropriate valuation methodologies, has determined the estimated fair value of financial instruments. However, considerable judgment is required in interpreting data to develop the estimates of fair value. The fair values of Bradson’s financial instruments are estimated based on current market rates and instruments with the same risk and maturities. The carrying value of all Bradson’s financial instruments approximates their fair values.

FINANCIAL CREDIT RISK

The Company’s accounts receivable are derived from prime contracts or subcontracts with prime contractors of U.S. Government agencies. All accounts receivable from the Company’s clients are unsecured.

The Company maintains its cash in bank deposit accounts which, at times, may exceed Federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash.

ESTIMATES

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, and reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

INCOME TAXES

The Company has elected to be treated as an S-Corporation under Subchapter S of the Internal Revenue Code, which provides that, in lieu of corporation income taxes, the stockholders separately account for their pro rata share of the Company’s items of income, deductions, losses, and credits. As a result of this election, no income taxes have been recognized in the accompanying financial statements except for tax amounts related to states which do not recognize the S-Corporation status.

NOTE 2. TRADE RECEIVABLES

Trade receivables at December 31, 2005, consist of the following:

Billed receivables	$3,523
Unbilled receivables	491
Other	6

$4,020

NOTE 3. DEPRECIATION

Depreciation charged to operations for the year ended December 31, 2005, and accumulated depreciation at December 31, 2005, are as follows:

Asset Category	Estimated Useful Lives	Cost	Depreciation/ Amortization Expense	Accumulated Depreciation/ Amortization Expense
Vehicles	5 years	$63	$—	$63
Furniture, fixtures, and equipment	5 years	465	61	278
Leasehold improvements	5 years	6	1	1

		$534	$62	$342

NOTE 4. LEASE COMMITMENTS

The Company leases office space under separate leasing arrangements which are accounted for as operating leases and expire at various dates through February 2011. The office space leases are subject to increases in real estate taxes.

Future minimum rental commitments of the Company under the above leasing arrangements as of December 31, 2005, are as follows:

Years Ending December 31,
2006	$426
2007	$430
2008	$441
2009	$453
2010	$351
2011	$49

$2,150

Total rent expense charged to operations for the year ended December 31, 2005, was $447.

NOTE 5. PROFIT SHARING PLAN

The Company has established a 401(k) retirement plan. To be eligible to participate in the plan an employee must complete one year of service (at least 1,000 service hours) and must be at least 21 years of age. The Company matches 50% of an employee’s contributions up to 10% of the employee’s compensation. Employer contributions in the plan vest 100% after five years of service with 20% of contributions vesting in the first year, 40% in the second year, 60% in the third year, and 80% in the fourth year. The Company made contributions of $204 to the plan during the year ended December 31, 2005.

NOTE 6. MAJOR CUSTOMERS

Substantially all of the Company’s revenue resulted from prime contracting arrangements with U.S. Government agencies and subcontracting arrangements with prime contractors contracting with U.S. Government agencies for the year ended December 31, 2005.

The following agencies comprised greater than 10% of Bradson’s Revenues for the year ended December 31, 2005 or 10% of Bradson’s Trade Receivables as of December 31, 2005:

	Percent of Revenues for the year ended December 31, 2005	Percent of Trade Receivables as of December 31, 2005
Defense Threat Reduction Agency	18.5%	20.4%
TRICARE Management	19.3%	23.9%
Defense Advanced Research Projects Agency	13.2%	7.3%
Defense Logistics Agency	5.9%	18.6%

NOTE 7. SUBSEQUENT EVENT

On October 1, 2006, Kforce Inc. (“Kforce”) entered into and closed a Stock Purchase Agreement (the “Stock Purchase Agreement”) by and among Kforce, Bradson, Kforce Government Holdings Inc., a Florida corporation and a wholly-owned subsidiary of Kforce (“KGH”), Ronald M. Bradley (“Bradley”), Barbara J. Lewis (“Lewis”) and David M. Halstead (“Halstead”) (collectively, Bradley, Lewis and Halstead are referred to as the “Shareholders”) and Ronald M. Bradley in his capacity as the Representative.

Pursuant to the terms of the Stock Purchase Agreement, KGH acquired all of the outstanding capital stock of Bradson for total purchase consideration of $73,000 (the “Purchase Consideration”), which was subject to Bradson delivering a minimum of $4,000 in working capital at the time of closing. In addition to $73,000 in cash consideration paid for all of the outstanding capital stock of Bradson, Kforce has incurred other costs in conjunction with the acquisition which will be capitalized as a part of the final purchase price. The cash consideration paid by KGH was comprised of borrowings under Kforce’s credit facility. On October 2, 2006, KGH placed into escrow $5,000 of the total Purchase Consideration to secure Bradson’s indemnification obligations, and to satisfy certain adjustments to the purchase price. KGH, Bradson, and the Shareholders have made certain customary representations, warranties and covenants in the Stock Purchase Agreement. Kforce is a party to the Stock Purchase Agreement as a guarantor of the performance of all obligations of KGH, including all obligations to make the payments of the Purchase Consideration to the Shareholders.